Filed Pursuant to Rule 424(b)(2)

Registration No. 333-211220

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.900% Debentures Due August 1, 2046	$750,000,000	99.199%	$743,992,500	$74,920.04

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in our Registration Statement on Form S-3 (File No. 333-211220).

Prospectus Supplement

(To Prospectus dated May 6, 2016)

$750,000,000

Burlington Northern Santa Fe, LLC

3.900% Debentures due August 1, 2046

The 3.900% Debentures due August 1, 2046 (the “Debentures”) will bear interest at the rate of 3.900% per annum.

Burlington Northern Santa Fe, LLC (“BNSF” or “we”) will pay interest on the Debentures semi-annually in arrears on February 1 and August 1 of each year. The first interest payment date will be February 1, 2017. The Debentures will mature on August 1, 2046. The Debentures will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We have the option to redeem all or a portion of the Debentures at any time or from time to time at the applicable redemption prices described in this prospectus supplement under the caption “Description of Debentures—Optional Redemption”. There is no sinking fund for the Debentures.

Investing in the Debentures involves risks. See Item 1A, “Risk Factors”, of our most recent Annual Report on Form 10-K to read about factors you should consider before buying the Debentures.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discount	Proceeds, Before Expenses, to BNSF
Per Debenture	99.199%	0.875%	98.324%
Total	$743,992,500	$6,562,500	$737,430,000
(1)	Plus accrued interest from May 16, 2016, if settlement occurs after that date. Interest on the Debentures must be paid by the purchasers if the Debentures are delivered after May 16, 2016.

The Debentures are new issues of securities with no established trading market. We do not intend to list the Debentures on any securities exchange.

The underwriters expect to deliver the Debentures in book-entry form only, through the facilities of The Depository Trust Company against payment on May 16, 2016.

Joint Book-Running Managers

Citigroup	Goldman, Sachs & Co.	J.P. Morgan

Co-Managers

US Bancorp	The Williams Capital Group, L.P.

The date of this prospectus supplement is May 9, 2016.

We have not, and the underwriters have not, authorized any dealer, salesperson or other person to give any information or to represent anything not contained in this prospectus supplement, the accompanying prospectus or any related free writing prospectus we filed with the U.S. Securities and Exchange Commission (the “SEC”), and do not take responsibility for any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the debt securities described in this prospectus supplement and the accompanying prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated herein by reference is current only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

It is expected that the delivery of the Debentures will be made against payment therefor on or about May 16, 2016, which is the fifth business day following the date of pricing of the Debentures (such settlement cycle being referred to as “T+5”). You should note that trading of the Debentures on the date of this prospectus supplement or the next three succeeding business days may be affected by the settlement. See “Underwriting—Other”.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You May Find More Information” in this prospectus supplement and the accompanying prospectus.

We have not, and the underwriters have not, authorized any other person to give you any information not contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus we filed with the SEC. Accordingly, we and the underwriters do not take responsibility for any unauthorized information or representations. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated herein by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

THE COMPANY

Burlington Northern Santa Fe, LLC, a Delaware limited liability company, is a holding company that conducts no operating activities and owns no significant assets other than through its interests in its subsidiaries. Burlington Northern Santa Fe Corporation was incorporated in the State of Delaware on December 16, 1994. On February 12, 2010, Berkshire Hathaway Inc., a Delaware corporation (“Berkshire”), acquired 100% of the outstanding shares of Burlington Northern Santa Fe Corporation common stock that it did not already own. The acquisition was completed through the merger of a Berkshire wholly-owned merger subsidiary and Burlington Northern Santa Fe Corporation, with the surviving entity renamed Burlington Northern Santa Fe, LLC (“BNSF”). As used in this prospectus, “BNSF” refers to Burlington Northern Santa Fe, LLC, its predecessor Burlington Northern Santa Fe Corporation and BNSF’s subsidiaries unless the context requires otherwise. BNSF is engaged primarily in freight railroad transportation through its ownership of its principal operating subsidiary, BNSF Railway Company (“BNSF Railway”). BNSF Railway operates one of the largest railroad networks in North America. BNSF operates approximately 32,500 route miles of track (excluding multiple main tracks, yard tracks and sidings) in 28 states and also operates in three Canadian provinces as of December 31, 2015. BNSF Railway serves major cities and ports in the western and southern United States, Canadian and Mexican traffic and important gateways to the eastern United States.

BNSF Railway derives a substantial portion of its revenues from transportation services provided by the following business groups: Consumer Products, which includes the business areas of domestic intermodal (including truckload/intermodal marketing companies and expedited truckload/less-than-truckload/parcel), international intermodal and automotive; Industrial Products, including the business areas of construction products, petroleum products, building products, chemicals and plastics products and food and beverages; Coal; and Agricultural Products.

Our principal executive offices are located at 2650 Lou Menk Drive, Fort Worth, Texas 76131-2830, telephone number (800) 795-2673.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth BNSF’s ratio of earnings to fixed charges for the periods shown.

	Three Months Ended March 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011

Earnings to Fixed Charges(1)	5.18x	6.80x	6.77x	7.22x	7.33x	6.69x

(1)	For purposes of this ratio, earnings are calculated by adding fixed charges (excluding capitalized interest) to pre-tax income or loss from continuing operations adjusted for equity method investee income and amortization of capitalized interest. Fixed charges consist of interest on indebtedness (including amortization of debt discount and premium) and an estimate of the portion of rental expense under long-term operating leases representative of an interest factor.

USE OF PROCEEDS

We estimate the net proceeds from the sale of the Debentures, after deducting the underwriting discount and other expenses payable by us, will be approximately $737.14 million. We intend to use the net proceeds for general corporate purposes, which may include but are not limited to working capital, capital expenditures, repayment of outstanding indebtedness, and distributions.

DESCRIPTION OF DEBENTURES

The following description of the particular terms of the Debentures offered in this prospectus supplement supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. We refer you to the accompanying prospectus for that description. If this description differs in any way from the general description of the debt securities in the accompanying prospectus, then you should rely on the description in this prospectus supplement.

General

BNSF will issue the 3.900% Debentures due August 1, 2046 (the “Debentures”) as a separate series of debt securities under the Indenture dated as of December 1, 1995 (the “Base Indenture”), as supplemented by the Fifth Supplemental Indenture, dated as of February 11, 2010, pursuant to which BNSF assumed the obligations under the Base Indenture, as supplemented, and the Eighteenth Supplemental Indenture, to be dated as of May 16, 2016 (the Base Indenture, as so supplemented, the “Indenture”), between BNSF and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor-in-interest to The First National Bank of Chicago, as Trustee. The Base Indenture is filed as Exhibit 4 to BNSF’s registration statement on Form S-3 filed on February 8, 1999. The Fifth Supplemental Indenture is filed as Exhibit 4.1 to BNSF’s Current Report on Form 8-K filed on February 16, 2010.

BNSF is a holding company that conducts its operations through its operating subsidiaries. Accordingly, BNSF’s ability to pay principal and interest on the Debentures depends, in part, on its ability to obtain dividends or loans from its operating subsidiaries, which may be subject to contractual restrictions. In addition, the rights of BNSF and the rights of its creditors, including holders of the Debentures, to participate in any distribution of the assets of a subsidiary upon the liquidation or recapitalization of the subsidiary will be subject to the prior claims of the subsidiary’s creditors, except to the extent BNSF itself may be a creditor with recognized claims against the subsidiary.

BNSF is an indirect, wholly owned subsidiary of Berkshire, which has control over all decisions requiring equity holder approval, including the election of BNSF’s Board of Managers. In circumstances involving a conflict of interest between Berkshire and BNSF’s creditors, Berkshire could exercise its control in a manner that would benefit Berkshire to the detriment of BNSF’s creditors.

The covenants in the Indenture will not necessarily afford the holders of the Debentures protection in the event of a decline in BNSF’s credit quality resulting from highly leveraged or other transactions involving BNSF.

BNSF may issue separate series of debt securities under the Indenture from time to time without limitation on the aggregate principal amount. BNSF may specify a maximum aggregate principal amount for the debt securities of any series.

The Debentures will be unsecured obligations of BNSF and will rank on a parity with each other and with all other unsecured and unsubordinated indebtedness of BNSF. We will issue the Debentures in book-entry form only. We do not intend to list the Debentures on any securities exchange.

The Debentures will be issued in the aggregate principal amount of $750,000,000, will bear interest at 3.900% per annum and will mature on August 1, 2046.

The Debentures will bear interest from May 16, 2016 or from the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the Debentures semi-annually in arrears on February 1 and August 1 of each year to the registered holders of the Debentures as of the close of business on the immediately preceding January 15 and July 15, respectively, whether or not that day is a business day. The first interest payment date will be February 1, 2017. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

If any date on which interest is payable on the Debentures is not a business day, then payment of the interest payable on such date will be made on the next succeeding business day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on such interest payment date. For purposes of this prospectus supplement, a “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the Borough of Manhattan, The City of New York, are authorized or obligated by law or executive order to close.

We may, without the consent of the holders of the Debentures of a series, issue additional Debentures of such series and thereby increase the principal amount of the Debentures of such series in the future, on the same terms and conditions (except for the issue date, price to public and, if applicable, initial interest accrual date and the initial interest payment date) and with the same CUSIP number as the Debentures of such series offered in this prospectus supplement.

No Sinking Fund

The Debentures will not be entitled to the benefit of a sinking fund.

Optional Redemption

At any time before February 1, 2046 (the date that is six months prior to the maturity date), the Debentures will be redeemable as a whole or in part, at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of the Debentures to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Debentures to be redeemed (not including any portion of such interest accrued as of the redemption date) discounted to the redemption date semi-annually (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 20 basis points, plus in either case any accrued and unpaid interest on the Debentures to be redeemed to the date of redemption. The Independent Investment Banker (as defined below) will calculate the redemption price.

At any time on or after February 1, 2046 (the date that is six months prior to the maturity date), the          Debentures will be redeemable as a whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed plus accrued and unpaid interest on the Debentures to be redeemed to the date of redemption.

“Treasury Rate”, with respect to a series of Debentures, means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue for such series of Debentures, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such series of Debentures for such redemption date.

“Comparable Treasury Issue”, with respect to a series of Debentures, means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Debentures of such series that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the remaining term of the Debentures of such series.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by BNSF.

“Comparable Treasury Price”, with respect to a series of Debentures, means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer Quotations”, with respect to a series of Debentures, means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for such series of Debentures (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC and their respective successors and one other nationally recognized investment banking firm that is a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) specified from time to time by us; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall replace that former dealer with another Primary Treasury Dealer.

We will mail notice of any redemption between 10 days and 60 days before the redemption date to each holder of the Debentures to be redeemed. The notice of redemption with respect to a redemption pursuant to the first and third paragraphs of “Optional Redemption” need not set forth the redemption price but only the manner of calculation thereof. We will notify the trustee of such redemption price promptly after the calculation, and the trustee shall not be responsible for such calculation.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Debentures or portions of the Debentures called for redemption.

Change of Control Repurchase Event

If a change of control repurchase event occurs with respect to a series of Debentures, unless we have exercised our right to redeem the Debentures of such series as described above, we will be required to make an offer to each holder of Debentures of such series to repurchase all or any part (in integral multiples of $1,000) of that holder’s Debentures of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of Debentures repurchased plus any accrued and unpaid interest on the Debentures repurchased to, but not including, the date of repurchase. Within 30 days following a change of control repurchase event or, at our option, prior to a change of control, but after the public announcement of the transaction that constitutes or may constitute the change of control, we will mail a notice to each holder of the applicable series of Debentures, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase Debentures of such series on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Debentures as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the Debentures, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the Debentures by virtue of such conflict.

On the repurchase date following a change of control repurchase event, we will, to the extent lawful:

(1)	accept for payment all Debentures or portions of Debentures properly tendered pursuant to our offer;

(2)	deposit with the trustee an amount equal to the aggregate purchase price in respect of all Debentures or portions of Debentures properly tendered; and

(3)	deliver or cause to be delivered to the trustee the Debentures properly accepted, together with an officers’ certificate stating the aggregate principal amount of Debentures being purchased by us.

The trustee will promptly transmit to each holder of Debentures properly tendered the purchase price for the Debentures, and the trustee will promptly cause to be transferred by book entry to each holder a new debenture equal in principal amount to any unpurchased portion of any Debentures surrendered; provided that each new debenture will be in a principal amount of a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the Debentures upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Debentures properly tendered and not withdrawn under its offer.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below investment grade ratings event”, with respect to a series of Debentures, means that on any day within the 60-day period (which period shall be extended so long as the rating of the Debentures of such series is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control; or (2) public notice of the occurrence of a change of control or the intention by BNSF to effect a change of control, the Debentures of such series are rated below investment grade by each of the rating agencies. Notwithstanding the foregoing, a below investment grade ratings event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a below investment grade ratings event for purposes of the definition of change of control repurchase event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the ratings reduction).

“Change of control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act), other than Berkshire, its subsidiaries, or its or such subsidiaries’ employee benefit plans, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares.

“Change of control repurchase event”, with respect to a series of Debentures, means the occurrence of both a change of control and a below investment grade ratings event for such series of Debentures.

“Investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor ratings category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor ratings category of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating agency” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the Debentures of a series or fails to make a rating of such series of the Debentures publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a written consent or resolution of our board of managers) as a replacement agency for Moody’s or S&P, or both of them, as the case may be, with respect to such series of Debentures.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock (or other equity interests) of such person that is at the time entitled to vote generally in the election of the board of directors (or other equivalent body) of such person.

The change of control repurchase event feature of the Debentures may in certain circumstances make more difficult or discourage a sale of BNSF and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control repurchase event under the Debentures, but that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit ratings on the Debentures.

We may not have sufficient funds to repurchase all the Debentures of a series upon a change of control repurchase event with respect to such series.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

This section summarizes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Debentures that may be relevant to you if you are an initial holder. However, the discussion is limited in the following ways:

•	The discussion covers you only if you buy your Debentures in the initial offering for cash at the price set forth on the cover page.

•	The discussion covers you only if you hold your Debentures as capital assets (that is, for investment purposes), and if you do not have a special tax status, such as:

•	certain financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities;

•	persons holding Debentures as part of a hedge or other integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes, and the partners or members of such entities; or

•	persons subject to the alternative minimum tax.

•	The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of Debentures.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the Debentures, possibly with retroactive effect.

•	The discussion does not cover state, local or foreign law, nor does it address U.S. federal tax law other than income tax law.

•

We have not requested a ruling from the Internal Revenue Service (the “IRS”) on the tax consequences of acquiring, owning and disposing of the Debentures. As a result, the IRS could disagree with portions of this discussion.

If you are considering buying Debentures, we suggest that you consult your tax advisor about the tax consequences of acquiring, holding and disposing of the Debentures in your particular situation.

Tax Consequences to U.S. Holders

This section applies to you if you are a “U.S. Holder.” A “U.S. Holder” is a beneficial owner of Debentures that is for U.S. federal income tax purposes:

•	an individual U.S. citizen or resident alien;

•	a corporation — or entity treated as a corporation for U.S. federal income tax purposes — that was created or organized under U.S. law (federal or state, including the District of Columbia);

•	an estate whose worldwide income is subject to U.S. federal income tax; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (ii) the trust has in effect a valid election to be treated as a U.S. person under applicable Treasury regulations.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Debentures, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding Debentures, we suggest that you consult your tax advisor.

Interest

•	If you are a cash method taxpayer (including most individual holders), you must report interest on the Debentures as ordinary income when you receive it.

•	If you are an accrual method taxpayer, you must report interest on the Debentures as ordinary income as it accrues.

Sale, Redemption, Retirement or Other Taxable Disposition of Debentures

On your sale, redemption, retirement or other taxable disposition of your Debenture:

•

You will have taxable gain or loss equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received by you and (2) your tax basis in the Debenture. Your tax basis in the Debenture is your cost, subject to certain adjustments.

•

Your gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if you held the Debenture for more than one year. Your ability to deduct capital losses may be limited.

•

If you dispose of the Debenture between interest payment dates, a portion of the amount you receive will reflect interest that has accrued on the Debenture but has not yet been paid by the date of the disposition. That amount will be treated as ordinary interest income (as described above under “—Interest”) and not as proceeds from the disposition.

Information Reporting and Backup Withholding

  Under the tax rules concerning information reporting to the IRS:

•

Assuming you hold your Debentures through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest and proceeds from the disposition of the Debentures, unless an exemption applies.

•

Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

•

If you are subject to these requirements but do not comply, the intermediary must withhold at a rate of 28% of all amounts payable to you on the Debentures (including principal payments and proceeds from a disposition). This is called “backup withholding.” In addition, you may in certain circumstances be subject to penalties imposed by the IRS. If the intermediary withholds on payments, you may use the withheld amount as a credit against your U.S. federal income tax liability, provided that you timely furnish certain required information to the IRS.

•	All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are generally exempt from these requirements.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” A “Non-U.S. Holder” is a beneficial owner of a Debenture (other than a partnership) that is not a U.S. Holder.

Withholding Taxes

Generally, payments of principal and interest on the Debentures will not be subject to U.S. withholding taxes.

However, in the case of interest, for the exemption from U.S. withholding taxes to apply to you, you must meet one of the following requirements:

•

You provide, under penalties of perjury, a completed and accurate IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), to the bank, broker or other intermediary through which you hold your Debentures. The IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, must contain your name, address, a statement that you are the beneficial owner of the Debentures and that you are not a U.S. person, and that the payments are not effectively connected with the conduct of your trade or business in the United States (or, where a tax treaty applies, are not attributable to a U.S. permanent establishment).

•

You hold your Debentures directly through a “qualified intermediary”, and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. person. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

•

You are entitled to an exemption from withholding tax on interest under a tax treaty between the United States and your country of residence. To claim this exemption, you generally must complete IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

•

The interest income on the Debentures is effectively connected with the conduct of your trade or business in the United States, is not exempt from U.S. tax under a tax treaty, and if required by the applicable treaty, is attributable to a permanent establishment you maintain in the United States. To claim this exemption, you must complete IRS Form W-8ECI. In this case, the interest income will generally be subject to U.S. federal income tax as described below under “—U.S. Trade or Business.”

Even if you meet one of the above requirements, interest paid to you will be subject to U.S. withholding tax at a rate of 30% under any of the following circumstances:

•	The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

•	The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

•

An intermediary through which you hold the Debentures fails to comply with the procedures necessary to avoid withholding taxes on the Debentures. In particular, an intermediary is generally required to forward a copy of your IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other documentary information concerning your status), to the withholding agent for the Debentures. However, if you hold your Debentures through a qualified intermediary — or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the Debentures — the qualified intermediary is not generally required to forward this information to the withholding agent in order to avoid withholding taxes on payments of interest on the Debentures.

•

You own, actually or constructively, 10% or more of the total combined voting power of all equity interests of BNSF or our ultimate parent Berkshire, are a “controlled foreign corporation” related directly or indirectly to BNSF through equity ownership, or are a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your business. In these cases, you will be exempt from withholding taxes only if (1) you are eligible for a treaty exemption or if the interest income is effectively connected with the conduct of your trade or business in the United States, and (2) you provide us (or, if you hold your Debentures through a qualified intermediary, such qualified intermediary) with a properly executed IRS Form W-8BEN, W-8BEN-E or W-8ECI, as discussed above.

Interest payments made to you will generally be reported to the IRS and to you on IRS Form 1042-S. However, this reporting does not apply to you if you hold your Debentures directly through a qualified intermediary and the applicable procedures are complied with.

The rules regarding withholding are complex and vary depending on your individual situation. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

Sale, Redemption, Retirement or Other Taxable Disposition of Debentures

If you sell, redeem, retire or otherwise dispose of a Debenture in a taxable disposition, you will not be subject to U.S. federal income or withholding tax on any gain unless one of the following applies:

•	The gain is effectively connected with a trade or business that you conduct in the United States (and, where a tax treaty applies, is attributable to a U.S. permanent establishment);

•	You are an individual, you are present in the United States for at least 183 days during the taxable year in which you dispose of the Debenture, and certain other conditions are satisfied; or

•	The gain represents accrued interest, in which case the rules for interest (described above under “—Withholding Taxes”) would apply.

U.S. Trade or Business

If you hold your Debenture in connection with a trade or business that you are conducting in the United States (and, where a tax treaty applies, interest and gain on the Debenture is attributable to a U.S. permanent establishment):

•	Any interest on the Debenture, and any gain from disposing of the Debenture, generally will be subject to income tax as if you were a U.S. person.

•

If you are a corporation, you may be subject to the “branch profits tax” on your earnings that are connected with your U.S. trade or business, including earnings from the Debenture. This tax rate is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Information Reporting and Backup Withholding

U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

•

Principal and interest payments you receive will be automatically exempt from the usual rules if you are a Non-U.S. Holder exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on IRS Form 1042-S.

•

Proceeds you receive on a disposition of your Debentures through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States. In general, you may file IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, to claim an exemption from information reporting and backup withholding. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a disposition.

Medicare Tax

Certain persons who are individuals (other than nonresident aliens), estates or trusts are required to pay an additional 3.8% tax on the lesser of (a) their “net investment income” (in the case of individuals) or “undistributed net investment income” (in the case of estates and trusts) (which includes interest income from, and gain recognized on the disposition of, the Debentures) for the relevant taxable year and (b) the excess of their modified adjusted gross income (in the case of individuals) or adjusted gross income (in the case of estates and trusts) for the taxable year over specified dollar amounts. We suggest that you consult your tax advisor regarding the applicability of this provision to your holding of the Debentures.

Foreign Account Tax Compliance

A 30% U.S. federal withholding tax may apply to interest income paid on the Debentures and, after December 31, 2018, to the gross proceeds from a disposition of the Debentures (including a repayment of principal), in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its “United States account” holders (as specifically defined in the Code) and meets certain other specified requirements or (ii) a “non-financial foreign entity” (as specifically defined in the Code), whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Intergovernmental agreements between the U.S. and certain other countries may modify the foregoing rules. We suggest that you consult your tax advisor regarding the applicability of these rules to your holding of the Debentures.

UNDERWRITING

We and the underwriters for this offering named below have entered into an underwriting agreement with respect to the Debentures. Subject to certain conditions, we have agreed to sell to the underwriters and each underwriter has severally agreed to purchase the principal amount of Debentures indicated in the following table. Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities LLC are acting as joint book-running managers and as representatives of the underwriters.

Underwriters	Principal Amount of Debentures
Citigroup Global Markets Inc.	$225,000,000
Goldman, Sachs & Co.	225,000,000
J.P. Morgan Securities LLC	225,000,000
U.S. Bancorp Investments, Inc.	37,500,000
The Williams Capital Group, L.P.	37,500,000

Total	$750,000,000

Debentures sold by the underwriters to the public will initially be offered at the applicable initial public offering price set forth on the cover of this prospectus supplement. Any Debentures sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.525% of the principal amount. Any such securities dealers may resell any Debentures purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount. If all the Debentures are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the Debentures by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Debentures are new issues of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the Debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

In connection with the offering, the underwriters may purchase and sell Debentures in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Debentures than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Debentures while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Debentures sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Debentures. As a result, the price of the Debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $1,040,000. The underwriters have agreed to reimburse us for certain expenses.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

In the ordinary course of their respective businesses, certain of the underwriters and their affiliates have provided, are providing and may in the future provide, commercial banking, investment banking, corporate trust and financial advisory services to BNSF and our affiliates, for which they have in the past received, and may in the future receive, customary fees.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Debentures offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Debentures offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Debentures that are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State prior to publication of a prospectus in relation to the Debentures that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of Debentures may be offered to the public in that Relevant Member State at any time:

(a)	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Debentures shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Debentures to the public” in relation to any Debentures in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Debentures to be offered so as to enable an investor to decide to purchase or subscribe the Debentures, as the expression may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The sellers of the Debentures have not authorized and do not authorize the making of any offer of the Debentures through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the Debentures as contemplated in this prospectus supplement. Accordingly, no purchaser of the Debentures, other than the underwriters, is authorized to make any further offer of the Debentures on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Debentures in circumstances in which Section 21(1) of the FSMA does not apply to BNSF and it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Debentures in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Canada

The Debentures may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Debentures must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Other

We expect to deliver the Debentures against payment therefor in New York City on or about May 16, 2016, which will be the fifth business day following the date of this prospectus supplement and of the pricing of the Debentures. Under Rule 15c6-l of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Debentures on the pricing date or the next three succeeding business days will be required by virtue of the fact that the Debentures initially will settle in five business days (T+5) to specify alternative settlement arrangements to prevent failed settlement.

VALIDITY OF THE DEBENTURES

The validity of the Debentures will be passed upon for BNSF by the law firm of Cravath, Swaine & Moore LLP, New York, New York, and will be passed upon for the underwriters by the law firm of Baker Botts L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from BNSF’s Annual Report on Form 10-K for the year ended December 31, 2015 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU MAY FIND MORE INFORMATION

BNSF files annual, quarterly and current reports and other information with the SEC. BNSF’s SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document BNSF files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room including copying fees.

BNSF’s SEC filings are also made available free of charge on or through our website as soon as reasonably practicable after they are electronically filed with the SEC. You may access these SEC filings on our website at www.bnsf.com. We do not intend for information contained on or accessible through our website to be part of this prospectus supplement or the accompanying prospectus other than the documents that we file with the SEC that are incorporated by reference into this prospectus supplement or the accompanying prospectus.

The SEC allows BNSF to “incorporate by reference” the information BNSF files with them, which means that BNSF can disclose important information to you by referring you to documents that BNSF has filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and the information that BNSF files later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents until completion of the sale of the Debentures to the public:

(1)	Annual Report on Form 10-K for the year ended December 31, 2015 (filed with the SEC on February 26, 2016); and

(2)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (filed with the SEC on May 6, 2016).

BNSF also incorporates by reference BNSF’s future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (except that, unless specifically stated to the contrary, none of the information that we disclose under Item 2.02 or 7.01 of any Current Report on Form 8-K, including exhibits relating to those disclosures, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement and the accompanying prospectus) until completion of the sale of the Debentures to the public. Any statement contained in this prospectus supplement or the accompanying prospectus, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus, will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes the statement. Any statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

If you would like a copy of any of the documents incorporated by reference into this prospectus supplement, please make your request in writing or by telephone to:

Burlington Northern Santa Fe, LLC

2301 Lou Menk Drive, GOB-2W

Fort Worth, Texas 76131-2825

Attention: Assistant Treasurer

Telephone: (817) 352-3478

BNSF will provide you with the copies you request free of charge (other than the exhibits to the requested documents unless they are specifically incorporated by reference into the documents).

PROSPECTUS

Burlington Northern Santa Fe, LLC

Debt Securities

Burlington Northern Santa Fe, LLC (“BNSF”) may offer the debt securities as separate series in amounts, at prices, and on terms to be determined at the time of sale. For each offering, a prospectus supplement will accompany this prospectus and will contain all the terms of the series of debt securities for which this prospectus is being delivered.

BNSF may sell debt securities to or through one or more underwriters or dealers, and also may sell debt securities directly to other purchasers or through agents. The accompanying prospectus supplement will set forth information regarding the underwriters or agents involved in the sale of the debt securities for which this prospectus is being delivered. See “Plan of Distribution” for possible indemnification arrangements for underwriters, agents, and their controlling persons.

This prospectus may not be used for sales of securities unless it is accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

BNSF’s principal executive offices are located at 2650 Lou Menk Drive, Fort Worth, Texas 76131-2830, telephone number (800) 795-2673.

The date of this prospectus is May 6, 2016.

BNSF has not authorized any dealer, salesperson or other person to give any information or to represent anything not contained in this prospectus, and does not take responsibility for any unauthorized information or representations. This prospectus is an offer to sell only the debt securities described in this prospectus and any applicable prospectus supplement, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Currency amounts in this prospectus are stated in United States dollars, unless indicated otherwise.

i

BURLINGTON NORTHERN SANTA FE, LLC

Burlington Northern Santa Fe, LLC, a Delaware limited liability company, is a holding company that conducts no operating activities and owns no significant assets other than through its interests in its subsidiaries. Burlington Northern Santa Fe Corporation was incorporated in the State of Delaware on December 16, 1994. On February 12, 2010, Berkshire Hathaway Inc., a Delaware corporation (“Berkshire”), acquired 100% of the outstanding shares of Burlington Northern Santa Fe Corporation common stock that it did not already own. The acquisition was completed through the merger of a Berkshire wholly-owned merger subsidiary and Burlington Northern Santa Fe Corporation, with the surviving entity renamed Burlington Northern Santa Fe, LLC (“BNSF”). As used in this prospectus, “BNSF” refers to Burlington Northern Santa Fe, LLC, its predecessor Burlington Northern Santa Fe Corporation and BNSF’s subsidiaries unless the context requires otherwise. BNSF is engaged primarily in freight railroad transportation through its ownership of its principal operating subsidiary, BNSF Railway Company (“BNSF Railway”). BNSF Railway operates one of the largest railroad networks in North America. BNSF operates approximately 32,500 route miles of track (excluding multiple main tracks, yard tracks and sidings) in 28 states and also operates in three Canadian provinces as of December 31, 2015. BNSF Railway serves major cities and ports in the western and southern United States, Canadian and Mexican traffic and important gateways to the eastern United States.

BNSF Railway derives a substantial portion of its revenues from transportation services provided by the following business groups: Consumer Products, which includes the business areas of domestic intermodal (including truckload/intermodal marketing companies and expedited truckload/less-than-truckload/parcel), international intermodal and automotive; Industrial Products, including the business areas of construction products, petroleum products, building products, chemicals and plastics products and food and beverages; Coal; and Agricultural Products.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth BNSF’s ratio of earnings to fixed charges for the periods shown.

	Three Months Ended March 31, 2016	Year Ended December 31,
		2015	2014	2013	2012	2011
Earnings to Fixed Charges (1)	5.18x	6.80x	6.77x	7.22x	7.33x	6.69x

(1)	For purposes of this ratio, earnings are calculated by adding fixed charges (excluding capitalized interest) to pre-tax income or loss from continuing operations adjusted for equity method investee income and amortization of capitalized interest. Fixed charges consist of interest on indebtedness (including amortization of debt discount and premium) and an estimate of the portion of rental expense under long-term operating leases representative of an interest factor.

USE OF PROCEEDS

Unless specified otherwise in the applicable prospectus supplement, BNSF will use the net proceeds from the sale of the debt securities for general corporate purposes, which may include but are not limited to working capital, capital expenditures, repayment of outstanding indebtedness, and distributions.

DESCRIPTION OF DEBT SECURITIES

General

BNSF will issue the debt securities under an Indenture dated as of December 1, 1995, as amended (the “Indenture”), between BNSF and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor-in-interest to The First National Bank of Chicago, as

Trustee. A copy of the Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. BNSF may issue the debt securities from time to time in one or more series. (Section 301) The particular terms of each series will be described in a prospectus supplement and may be different than those described here.

The summaries of certain provisions of the Indenture described below are not complete and are qualified in their entirety by reference to all the provisions of the Indenture. If BNSF refers to particular sections or capitalized defined terms of the Indenture, those sections or defined terms are incorporated by reference into this prospectus or the prospectus supplement.

BNSF is a holding company that conducts its operations through its operating subsidiaries. Accordingly, BNSF’s ability to pay principal and interest on the debt securities depends, in part, on its ability to obtain dividends or loans from its operating subsidiaries, which may be subject to contractual restrictions. In addition, the rights of BNSF and the rights of its creditors, including holders of the debt securities, to participate in any distribution of the assets of a subsidiary upon the liquidation or recapitalization of the subsidiary will be subject to the prior claims of the subsidiary’s creditors, except to the extent BNSF itself may be a creditor with recognized claims against the subsidiary.

BNSF is an indirect wholly owned subsidiary of Berkshire, which has control over all decisions requiring equity holder approval, including the election of BNSF’s managers. In circumstances involving a conflict of interest between Berkshire and BNSF’s creditors, Berkshire could exercise its control in a manner that would benefit Berkshire to the detriment of BNSF’s creditors.

The covenants in the Indenture will not necessarily afford the holders of the debt securities protection in the event of a decline in BNSF’s credit quality resulting from highly leveraged or other transactions involving BNSF.

BNSF may issue separate series of debt securities under the Indenture from time to time without limitation on the aggregate principal amount. BNSF may specify a maximum aggregate principal amount for the debt securities of any series. (Section 301) BNSF may issue either senior or subordinated debt securities under the Indenture. (Section 301) The senior debt securities and, in the case of senior debt securities issued in bearer form, any related interest coupons, will constitute part of BNSF’s senior debt and will rank equally with all of its other unsecured and unsubordinated debt. The subordinated debt securities and, in the case of subordinated debt securities issued in bearer form, any related interest coupons, will be subordinated in right of payment to all of BNSF’s senior indebtedness. BNSF has substantial amounts of senior indebtedness and the Indenture does not limit BNSF’s ability to incur additional senior indebtedness. (Section 301) The applicable prospectus supplement will describe the detailed terms of any subordination provision for that series.

The applicable prospectus supplement will describe the following terms of the debt securities (to the extent applicable):

(1) the price of the debt securities;

(2) the title of the debt securities;

(3) the ranking of the debt securities;

(4) any limit on the aggregate principal amount of the particular series of debt securities;

(5) the principal payment date or dates;

(6) the interest rate at which the debt securities will bear interest, the date or dates from which interest will accrue, the interest payment dates and the associated regular record date for payment of interest;

(7) the place where principal and interest will be paid on the debt securities;

(8) whether and how debt securities may be redeemed;

(9) whether BNSF is obligated to redeem or purchase debt securities pursuant to any sinking fund or similar arrangement and, if so, the terms of the arrangement;

(10) whether BNSF is obligated to purchase debt securities solely from proceeds of the sale of specified stock and, if so, the terms of the arrangement;

(11) the denominations of the debt securities, if other than denominations of $1,000;

(12) whether the amount of principal of or interest on the debt securities may be determined with reference to an index or pursuant to a formula and how the amounts will be determined;

(13) any foreign currency in which the principal of or interest on the debt securities may be paid and the manner in which the principal amount thereof would be translated into the currency of the United States of America for any purpose, including for the purpose of determining the principal amount deemed to be outstanding at any time;

(14) any alternate currency in which the principal of or interest on the debt securities is to be payable and the periods and the terms for payment;

(15) how much of the principal amount of the debt securities will be payable upon declaration of acceleration of the maturity of the debt securities if more or less than the entire amount;

(16) if the principal amount payable at the stated maturity of the debt securities will not be known any time before the stated maturity, the amount deemed to be the principal amount as of that date for any purpose (or, the manner in which the deemed principal amount is to be determined), including the principal amount which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of that date;

(17) the applicability of the provisions of the Indenture described under “—Defeasance and Covenant Defeasance — Defeasance and Discharge” or “—Defeasance and Covenant Defeasance — Defeasance of Certain Covenants”;

(18) whether any debt securities will be issued in the form of one or more global securities and, if so, the depositaries for the global securities, the form of any legend to be placed on the global securities in addition to or instead of the legend referred to under “—Global Securities” and, if different from those described under “—Global Securities,” any circumstances under which the global securities may be exchanged for registered debt securities, and how any transfer of the global securities may be registered, in the names of persons other than the depositary for the global securities or its nominee;

(19) whether the debt securities will be subject to optional interest rate reset provisions;

(20) whether the debt securities will be subject to optional extensions of maturity provisions;

(21) any addition to or change in the events of default applicable to the debt securities and any change in the right of the Trustee or the holders to declare the principal amount of the debt securities due and payable;

(22) the right or the obligation, if any, to extend interest payments and, if so, the terms of the extension;

(23) the subordination terms of any series;

(24) whether and under what circumstances BNSF will pay additional amounts to any holder or any type of holder of a debt security or of a trust related to a debt security in respect of any tax, assessment or governmental charge and, if so, whether BNSF will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of any such option);

(25) any addition to or change in the covenants in the Indenture applicable to the debt securities; and

(26) any other terms of the debt securities. (Section 301)

Debt securities may be sold at a substantial discount below their principal amount. Any United States income tax considerations applicable to debt securities that provide for an amount less than the principal amount to be due and payable upon acceleration of the maturity of the security (commonly referred to as original issue discount securities) may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any debt securities which are denominated in a foreign currency may be described in the applicable prospectus supplement.

Form, Exchange and Transfer

BNSF will issue the debt securities of each series only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples of $1,000. (Section 302)

No debt security shall be entitled to any benefit under the Indenture or be valid or obligatory for any purpose unless there appears on such debt security an executed certificate of authentication substantially in the form provided in the Indenture. (Section 303)

Holders may, at their option, but subject to the terms of the Indenture and the limitations that apply to global securities, exchange their debt securities for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

Subject to the terms of the Indenture and the limitations that apply to global securities, holders may exchange debt securities as provided above or present for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by BNSF. No service charge applies for any registration of transfer or exchange of debt securities, but the holder may have to pay any tax or other governmental charge associated with registration of transfer or exchange. (Section 305) The transfer or exchange will be made after the security registrar or the transfer agent is satisfied with the documents of title and identity of the person making the request. BNSF has appointed the Trustee as security registrar. (Section 305) Any transfer agent (in addition to the security registrar) initially designated by BNSF for any debt securities will be named in the applicable prospectus supplement. BNSF may at any time designate additional transfer agents or cancel the designation of any transfer agent or approve a change in the office through which any transfer agent acts. However, BNSF will be required to maintain a transfer agent in each place of payment for the debt securities of each series. (Section 1002)

If the debt securities are to be partially redeemed, BNSF will not be required to:

•	issue or register the transfer of or exchange any debt security during a period beginning 15 days before the day of mailing of a notice of redemption and ending on the day of the mailing; or

•	register the transfer of or exchange any debt security selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (Section 305)

Global Securities

Any of the debt securities may be represented by one or more global securities, which will have an aggregate principal amount equal to that of the debt securities they represent. (Section 301) Unless otherwise provided in the prospectus supplement, the global security representing debt securities will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), or other successor depositary appointed by BNSF (DTC or such other depositary is referred to in this prospectus as the “depositary”) and registered in the name of the depositary or its nominee. The global security will bear a legend regarding the restrictions on exchange and registration of transfer referred to below and any other matters as may be provided for in the Indenture. Debt securities will not be issued in definitive form unless the prospectus supplement states otherwise.

No global security may be exchanged for registered debt securities, and no transfer of a global security may be registered in the name of any person other than the depositary or its nominee unless:

•	the depositary has notified BNSF that it is unwilling or unable to continue as depositary or has ceased to be qualified to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	an event of default occurs and continues with respect to the debt securities represented by the global security; or

•	there exist any other circumstances described in the applicable prospectus supplement.

All debt securities issued in exchange for a global security or any portion of a global security will be registered in the names that the depositary directs. (Sections 204 and 305)

The depositary has advised BNSF as follows: DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission (the “SEC”).

When BNSF issues debt securities represented by a global security, purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except when use of the book-entry system for the debt securities is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

When the depositary, or its nominee, is the registered owner of the global security, it will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the Indenture. Except as described above, beneficial owners:

•	will not be entitled to have debt securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical delivery of debt securities in definitive form; and

•	will not be considered the owners or holders of the global security or any debt securities represented by the global security for any purpose under the Indenture.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Unless otherwise specified in the applicable prospectus supplement, holders may elect to hold interests in the debt securities in global form through either DTC in the United States or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear System”), in Europe if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear System’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Unless otherwise specified in the applicable prospectus supplement, Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for the Euroclear System (in such capacities, the “U.S. Depositaries”).

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in debt securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

The Euroclear System advises that it was created in 1968 to hold securities for participants of the Euroclear System (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear system is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear System cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to debt securities held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear System.

Global Clearance and Settlement Procedures

Initial settlement for debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of debt securities received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC participant will be made during the subsequent securities settlement processing and dated the business day following the DTC settlement date. The credits or any transactions in debt securities settled during the processing will be reported to the relevant Euroclear Participant or Clearstream Participant on that business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of the sale of debt securities by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following the settlement in DTC.

Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time. BNSF will not have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC. The information in the sections concerning DTC, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that BNSF believes to be reliable, but BNSF has not attempted to verify the accuracy of this information.

Payment and Paying Agents

BNSF will pay interest on a debt security on any interest payment date to the registered holder of the debt security as of the close of business on the regular record date for payment of interest. (Section 307)

BNSF will pay the principal of and any premium and interest on the debt securities at the office of the paying agent or paying agents that BNSF designates. (Section 1002) BNSF may pay interest by check mailed to the address of the person entitled to the payment as the address appears in the security register. (Section 202) BNSF has designated the corporate trust office of the Trustee in New York, New York as BNSF’s sole paying agent for payments on the debt securities. Any other paying agents initially designated by BNSF for the debt securities will be named in the applicable prospectus supplement. BNSF may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. BNSF must maintain a paying agent in each place of payment for the debt securities of a particular series. (Section 1002)

Any money paid by BNSF to a paying agent for the payment of the principal of or any premium or interest on any debt security which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable may be repaid to BNSF at BNSF’s request. (Section 1003)

Negative Pledge

In the Indenture, BNSF covenants that it will not, and it will not permit any subsidiary to, create, assume, incur or suffer to exist any lien upon the stock of BNSF Railway (or any successor or assign of BNSF Railway, whether by merger or otherwise) to secure any indebtedness (other than debt securities issued under the Indenture) of BNSF, any of its subsidiaries or any other person, unless all of the outstanding debt securities are directly secured equally and ratably with the indebtedness. (Section 1008) For purposes of the Indenture, “lien” means any mortgage, pledge, lien or any other encumbrances. (Section 101)

Consolidation, Merger and Sale of Assets

BNSF may not consolidate or merge with any entity, or convey, transfer or lease substantially all of its properties and assets to any entity, and may not permit any entity to convey, transfer or lease substantially all of its properties and assets to BNSF, unless:

•	the successor entity (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes BNSF’s obligations on the debt securities and under the Indenture; and

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and continue. (Section 801)

Events of Default

Each of the following will constitute an event of default under the Indenture with respect to debt securities of any series:

(1) failure to pay principal of or any premium on any debt security of that series when due;

(2) failure to pay any interest on any debt securities of that series when due, continued for 30 days;

(3) failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

(4) failure to perform, or breach of, any other covenant or warranty of BNSF in the Indenture with respect to debt securities of that series (other than a covenant included in the Indenture solely for the benefit of a particular series other than that series), continued for 90 days after written notice has been given to BNSF by the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the Indenture; and

(5) certain events involving bankruptcy, insolvency or reorganization. (Section 501)

Under the Indenture, if a default occurs with respect to debt securities of any series, the trustee must give the holders of debt securities of such series notice of such default known to the trustee, within 90 days after the occurrence thereof. However, except in the case of default in the payment of the principal of or interest on any of the debt securities, or in the payment of any sinking or purchase fund installment, the trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of such notice is in the interests of the holders of the debt securities of such series. (Section 602)

If an event of default (other than an event of default described in clause (4) above that applies to all outstanding debt securities) with respect to the debt securities of any series at the time outstanding occurs and continues, either the Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately by giving notice as provided in the Indenture. If an event of default described in the preceding sentence applies to any debt security that is an original issue discount security or the principal amount of the debt security is not then determinable, the portion of the principal amount of the debt security, or other amount in lieu of the principal amount, as may be specified in the terms of the debt security, may be declared to be due and payable immediately as provided in the preceding sentence. If an event of default described in clause (4) above that applies to all outstanding debt securities occurs and continues, either the Trustee or the holders of at least 25% of the aggregate principal amount of all the debt securities then outstanding (treated as one class) may declare the principal amount of all the debt securities then outstanding to be due and payable immediately by giving notice as provided in the Indenture. If an event of default described in the preceding sentence applies to any debt security that is an original issue discount security, the portion of the principal amount of the debt security as may be specified in the terms of the debt security may be declared to be due and payable immediately as provided in the preceding sentence. After the acceleration of a series, but before a judgment or decree based on acceleration is rendered, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. (Section 502) For information as to waiver of defaults, see “—Modification and Waiver.”

Generally the Trustee will be under no obligation to exercise any of its rights under the Indenture at the request of any of the holders, unless those holders offer to the Trustee reasonable indemnity. (Section 603) If the Trustee is offered reasonable indemnity under the Indenture, the holders of a majority of the aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the Trustee; or

•	exercising any trust or power conferred on the Trustee with respect to the debt securities of that series. (Section 512)

No holder of a debt security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee or for any other remedy under the Indenture, unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default;

•	the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of the relevant series have made written request, and the holder or holders have offered reasonable indemnity, to the Trustee to institute the proceeding; and

•	the Trustee has failed to institute a proceeding, and has not received from the holders of a majority of the aggregate principal amount of the outstanding debt securities of the relevant series a direction inconsistent with the request, within 60 days after the notice, request and offer. (Section 507)

However, the limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on any debt security on or after the applicable due date specified in the debt security. (Section 508)

BNSF will furnish annually a statement to the Trustee by certain of its officers as to whether or not BNSF, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all known defaults. (Section 1004)

Modification and Waiver

Modifications and amendments of the Indenture may be made by BNSF and the Trustee with the consent of the holders of a majority of aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. No modification or amendment may, without the consent of the holder of each affected outstanding debt security:

(1) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

(2) reduce the principal amount of, or any premium or interest on, any debt security;

(3) reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of maturity;

(4) change any place of payment where, or the currency in which, principal of, or any premium or interest on, any debt security is payable;

(5) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security on or after the maturity of such debt security;

(6) reduce the percentage of the principal amount of outstanding debt securities of any series that is required to consent to the modification or amendment of the Indenture;

(7) reduce the percentage of the principal amount of outstanding debt securities of any series necessary for waiver of certain defaults or waiver of compliance with certain provisions of the Indenture; or

(8) make certain modifications to the provisions with respect to modification and waiver. (Section 902)

The holders of a majority of the aggregate principal amount of the outstanding debt securities of any series may waive any past default or compliance with certain restrictive provisions under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding debt security of the affected series. (Sections 513 and 1009)

In determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date:

(1) the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of its principal that would be due and payable at that time if the debt security was accelerated to that date;

(2) if, as of that date, the principal amount payable at the stated maturity of a debt security is not determinable (for example, because it is based on an index), the principal amount of the debt security deemed to be outstanding as of that date will be an amount determined in the manner prescribed for the debt security; and

(3) the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of that date in the manner prescribed for the debt security, of the principal amount of the debt security (or, in the case of a debt security described in clause (1) or (2) above, of the amount described in that clause).

Certain debt securities, including those for which payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 1402 of the Indenture, will not be deemed to be outstanding. (Section 101)

BNSF will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, that action must be taken by holders of the requisite principal amount of the debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or a shorter period as specified by BNSF (or the Trustee, if it sets the record date) and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

Defeasance and Covenant Defeasance

Unless otherwise provided in the applicable prospectus supplement, the provisions of Section 1402, relating to defeasance and discharge of indebtedness, or Section 1403, relating to defeasance of certain restrictive covenants in the Indenture, will apply to the debt securities of any series or to any specified part of a series. (Section 1401)

Defeasance and Discharge. Section 1402 of the Indenture provides that BNSF may be discharged from all its obligations with respect to the debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust). To be discharged from those obligations, BNSF must deposit in trust for the benefit of the holders of the debt securities money or U.S. government obligations, or both, which, through the payment of principal and interest on the deposited money or U.S. government obligations, will provide enough money to pay the principal of and any premium and interest on the debt securities on the stated maturities in accordance with the terms of the Indenture and the debt securities. BNSF may only do this if, among other things, BNSF has delivered to the Trustee an opinion of counsel to the effect that BNSF has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of the defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the defeasance and discharge were not to occur. (Sections 1402 and 1404)

Defeasance of Certain Covenants. Section 1403 of the Indenture provides that:

•	in certain circumstances, BNSF may omit to comply with certain restrictive covenants, including those described under “—Negative Pledge” and any that may be described in the applicable prospectus supplement; and

•	in those circumstances, the occurrence of certain events of default, which are described above in clause (4) (with respect to the restrictive covenants) under “—Events of Default” and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an event of default with respect to the debt securities.

BNSF, to exercise this option, will be required to deposit, in trust for the benefit of the holders of the debt securities, money or U.S. government obligations, or both, which, through the payment of principal and interest on the deposited money or U.S. government obligations, will provide enough money to pay the principal of and any premium and interest on the debt securities on the stated maturities in accordance with the terms of the Indenture and the debt securities. BNSF will also be required, among other things, to deliver to the Trustee an opinion of counsel to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of the deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance were not to occur. (Sections 1403 and 1404)

Notices

Notices to holders of debt securities will be given by mail to the addresses of the holders as they appear in the security register. (Sections 101 and 106)

Title

BNSF, the Trustee and any of their agents may treat the registered holder of a debt security as the absolute owner of the debt security for the purpose of making payment and for all other purposes. (Section 309)

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

PLAN OF DISTRIBUTION

BNSF may sell the securities:

•	through an underwriter or underwriters;

•	through dealers;

•	through agents;

•	directly to purchasers, including affiliates of BNSF; or

•	through a combination of any of these methods of sale.

The applicable prospectus supplement will contain the terms of the offerings of any securities. The initial public offering price and any discount or concessions allowed or reallowed to dealers may be changed from time to time. The applicable prospectus supplement will contain the expected time of delivery of the securities for which this prospectus is delivered.

If underwriters are used in the sale of the securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the securities if any are purchased. In connection with the sale of securities, underwriters may receive compensation from BNSF or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Underwriters, agents or dealers participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). The securities may be sold in one or more transactions either at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

BNSF may indemnify the underwriters, agents or dealers who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act. BNSF may also contribute to payments that the underwriters, dealers or agents or any of their controlling persons may be required to make in respect of such liabilities. Underwriters, agents or dealers may be customers of, engage in transactions with or perform services for BNSF or subsidiaries of BNSF in the ordinary course of business.

If so indicated in a prospectus supplement, BNSF will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities from BNSF pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. These contracts will be subject only to those conditions contained in the prospectus supplement. The prospectus supplement will also contain the commission payable for solicitation of any of these contracts.

Offers to purchase securities may be solicited directly by BNSF and sales of securities may be made by BNSF directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any such sales will be described in the prospectus supplement relating to the securities. Except as contained in the applicable prospectus supplement, no director, officer or employee of BNSF will solicit or receive a commission in connection with direct sales by BNSF of the securities, although these persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

VALIDITY OF SECURITIES

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of the securities offered by this prospectus may be passed upon for BNSF by Cravath, Swaine & Moore LLP, New York, New York, and for the underwriters, dealers, or agents, if any, by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The financial statements of BNSF and subsidiaries incorporated in this prospectus by reference from the Annual Report on Form 10-K for the year ended December 31, 2015 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU MAY FIND MORE INFORMATION

BNSF files annual, quarterly and current reports and other information with the SEC. BNSF’s SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document BNSF files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room, including copying fees.

BNSF has filed a registration statement with the SEC under the Securities Act. This prospectus, which is a part of the registration statement, does not contain all the information contained in the registration statement; certain items are contained in exhibits to the registration statement, as permitted by the rules and regulations of the SEC. Statements that BNSF makes in this prospectus about the content of any contract, agreement or other document are not necessarily complete. With respect to each document filed as an exhibit to the registration statement, BNSF refers you to the exhibit for a more complete description of the matter involved, and each statement that BNSF makes is qualified in its entirety by such reference.

In particular, the contracts, agreements or other documents included as exhibits to this registration statement or incorporated by reference are intended to provide you with information regarding their terms and not to provide any other factual or disclosure information about BNSF or the other parties to the documents. The documents contain representations and warranties by each of the parties to the applicable document. These representations and warranties have been made solely for the benefit of the other parties to the applicable document and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable document, which disclosures are not necessarily reflected in the document;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable document or such other date or dates as may be specified in the document and are subject to more recent developments.

The SEC allows BNSF to “incorporate by reference” the information BNSF files with them, which means that BNSF can disclose important information to you by referring you to documents which BNSF has filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that BNSF files later with the SEC will automatically update and supersede this information. BNSF incorporates by reference the following documents:

(1) Annual Report on Form 10-K for the year ended December 31, 2015 (filed with the SEC on February 26, 2016); and

(2) Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (filed with the SEC on May 6, 2016).

BNSF also incorporates by reference BNSF’s future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (except that, unless specifically stated to the contrary, none of the information that BNSF discloses under Item 2.02 or 7.01 of any Current Report on Form 8-K, including exhibits relating to those disclosures, that BNSF may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus) until completion of the sale of the securities to the public. Any statement contained in this prospectus, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

If you would like a copy of any of the documents incorporated by reference into this prospectus, please make your request in writing or by telephone to:

Burlington Northern Santa Fe, LLC

2301 Lou Menk Drive, GOB-2W

Fort Worth, Texas 76131-2825

Attention: Assistant Treasurer

Telephone: (817) 352-3478

BNSF will provide you with the copies you request free of charge (other than the exhibits to the requested documents unless they are specifically incorporated by reference into the documents).

BNSF’s SEC filings are also made available free of charge on or through BNSF’s web site as soon as reasonably practicable after they are electronically filed with the SEC. You may access these SEC filings on BNSF’s web site at www.bnsf.com. BNSF does not intend for information contained on or accessible through BNSF’s web site to be part of this prospectus other than the documents that BNSF files with the SEC that are incorporated by reference into this prospectus.

$750,000,000

Burlington Northern Santa Fe, LLC

3.900% Debentures due August 1, 2046

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup	Goldman, Sachs & Co.	J.P. Morgan

Co-Managers

US Bancorp	The Williams Capital Group, L.P.

May 9, 2016